Exhibit 10.6

DIEDRICH COFFEE, INC.

28 Executive Park, Suite 200

Irvine, California 92614

January 22, 2010

Sean M. McCarthy

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, CA 92614

Dear Sean:

This letter will confirm the changes to your employment with Diedrich Coffee, Inc. (the “Company”) that we discussed today. The terms of your employment letters dated December 30, 2005 and May 1, 2008 that are not inconsistent with the terms set forth below will continue to remain in full force and effect. For the avoidance of doubt, in the event of any conflict between the terms of this letter and the terms of your prior employment letters, the terms of this letter will control.

The terms set forth below will be effective starting February 1, 2010 and will remain in effect until the Board of Directors changes such terms in their complete discretion. This letter should not be construed as an obligation by the Company to employ you for any term and you will remain an “at-will” employee. Your employment can be terminated by you or the Company at any time and for any reason subject to each party’s compliance with the terms of this letter and your prior employment letters (provided that such terms are not inconsistent with the terms of this letter).

Your “at-will” status includes, but is not limited to, termination, demotion, promotion, transfer, compensation, benefits, training, duties and location of work. As such, any term of your employment may be changed, modified or terminated by the Board of Directors at any time, with or without notice and with or without cause.

Effective February 1, 2010, you are being appointed to the position of President and Chief Financial Officer. This is an exempt position and your base salary will be increased to $275,000 annually. You will report directly to the Chairman of the Board of Directors and you will serve at the discretion of the Board of Directors. Your participation in the bonus/incentive plan will increase to sixty percent (60%) of your annual base salary and will be paid based upon the achievement of specific criteria identified by the Board of Directors.

If you are terminated by the Company for any reason other than a “Just Cause Dismissal” (as defined in Article IX of the Company’s 2000 Equity Incentive Plan), you will be eligible to receive a lump sum severance payment that has been increased to an amount equal to your annual base salary, provided that you execute an agreement providing a complete release of the Company in connection with or related to your employment by the Company.

Sean M. McCarthy

January 22, 2010

Please confirm your acceptance of these terms by signing and returning a copy of this letter to me. On behalf of the Board of Directors, we look forward to working with you in your new position.

Sincerely,

/s/ Paul C. Heeschen
Paul C. Heeschen
Chairman of the Board

I acknowledge and agree to the terms and conditions of this letter and the “at-will” nature of my employment.

/s/ Sean M. McCarthy
Sean M. McCarthy

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